As filed with the Securities and Exchange Commission on July 31, 2009.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DUKE REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Indiana

(State or other jurisdiction of incorporation or organization)

35-1740409

(IRS Employer Identification No.)

600 East 96th Street, Suite 100 Indianapolis, Indiana	46240
(Address of Principal Executive Offices)	(Zip Code)

Duke Realty Corporation Amended and Restated 2005 Long-Term Incentive Plan

(Full title of the plan)

Dennis D. Oklak Chief Executive Officer Duke Realty Corporation 600 East 96th Street, Suite 100 Indianapolis, Indiana 46240 (317) 808-6000	Copy to: Laura Thatcher Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 (404) 881-7546
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	3,900,000 (1) (2)	$9.08 (2)	$35,412,000 (2)	$1,976.00

(1)	Amount to be registered consists of 3,900,000 shares of common stock of Duke Realty Corporation (the “Company”) to be issued pursuant to the grant or exercise of awards under the Duke Realty Corporation Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”), including additional shares of the Company’s common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan. The Company previously registered 7,000,000 shares of common stock on a Form S-8 filed on April 27, 2005 (Reg. No. 333-124364) for issuance under the 2005 Long-Term Incentive Plan.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of the Company’s common stock reported on the New York Stock Exchange on July 29, 2009.

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this registration statement will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the Investor Relations Department, at the address and telephone number on the cover of this registration statement.

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2008;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

(c)	the Company’s Current Reports on Form 8-K filed February 2, March 2, April 21, May 5, June 3, July 22 and July 30, 2009 (except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act);

(d)	the description of the Company’s common stock included in its Registration Statement on Form 8-A dated January 2, 1986, as amended; and

(e)	all documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this registration statement and before the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold (except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act).

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is an Indiana corporation. Its officers and directors are and will be indemnified under Indiana law, the Company’s Fourth Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), and the partnership agreements of the Operating Partnership and Duke Realty Services Limited Partnership against certain liabilities. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The Company’s Articles of Incorporation do not contain any provision prohibiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

The Company’s Articles of Incorporation provide for certain additional limitations of liability and indemnification. Section 13.01 of the Articles of Incorporation provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for voting for or assenting to an unlawful distribution, or (4) for any transaction from which the director derived an improper personal benefit. Section 13.02 of the Articles of Incorporation generally provides that any of the Company’s directors or officers or any person who is serving at the Company’s request as a director, officer, employee or agent of another entity shall be indemnified and held harmless by the Company to the fullest extent authorized by the IBCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, certain employee benefits excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with a civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party by reason of the person’s service with or at the Company’s request. Section 13.02 of the Company’s Articles of Incorporation also provides such persons with certain rights to be paid by the Company the expenses incurred in defending any such proceeding in advance of the final disposition and the right to enforce indemnification claims against the Company by bringing suit against the Company. The Company’s Articles of Incorporation authorize it to maintain insurance to protect the Company and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the IBCL. The Company currently maintains officer and director liability insurance.

Each of the partnership agreements for the Operating Partnership and Duke Realty Services Limited Partnership also provides for indemnification of the Company and its officers and directors to substantially the same extent provided to officers and directors of the Company in its Articles of Incorporation, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners and to Duke Realty Services Limited Partnership and its partners, respectively, to substantially the same extent limited under the Company’s Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section

15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

The Company. Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Indianapolis, state of Indiana, on this 29th day of July, 2009.

DUKE REALTY CORPORATION

By:	/s/ Dennis D. Oklak
Dennis D. Oklak
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis D. Oklak and Howard L. Feinsand, and each or any one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURE	TITLE	DATE

/s/ Dennis D. Oklak Dennis D. Oklak	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 29, 2009

/s/ Christie B. Kelly Christie B. Kelly	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 29, 2009

(Signatures continued on following page)

* Thomas J. Baltimore, Jr.	Director	July 29, 2009

* Barrington H. Branch	Director	July 29, 2009

* Geoffrey Button	Director	July 29, 2009

* William Cavanaugh, III	Director	July 29, 2009

* Ngaire E. Cuneo	Director	July 29, 2009

* Charles R. Eitel	Director	July 29, 2009

* Dr. Martin C. Jischke	Director	July 29, 2009

* L. Ben Lytle	Director	July 29, 2009

* Jack R. Shaw	Director	July 29, 2009

* Lynn C. Thurber	Director	July 29, 2009

* Robert J. Woodward, Jr.	Director	July 29, 2009

By:	/s/ Howard L. Feinsand
Howard L. Feinsand Attorney-in-Fact

EXHIBIT INDEX

TO

FORM S-8

4.1	Fourth Amended and Restated Articles of Incorporation of Duke Realty Corporation (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on July 29, 2009, File No. 001-09044, and incorporated herein by this reference).

4.2	Fourth Amended and Restated By-Laws of Duke Realty Corporation (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, as filed with the Commission on July 29, 2009, File No. 001-09044, and incorporated herein by this reference).

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on signature page of this registration statement).

24.2	Powers of Attorney

99.1	Duke Realty Corporation Amended and Restated 2005 Long-Term Incentive Plan (filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on March 18, 2009, File No. 001-09044, and incorporated herein by this reference).